Exhibit 10.1
2008 PRG-Schultz
Performance Bonus Plan
Confidential Treatment Requested
Confidential portions of this Agreement which have been redacted are marked with brackets
(“[***]”). The omitted material has been filed separately with the United States Securities and
Exchange Commission.

I. Plan Overview	3
A. Philosophy	3
B. Plan Objectives	3
C. Effective Period	3
D. Eligibility	3

II. Plan Description	3-7
A. Target Bonus and Maximum Bonus	3
B. Actual Bonus to be Paid: The Concept	3
C. Calculation of Total Bonus Pool	4
D. Calculation of Operating Group Bonus Pools	4
E. Allocation to Bonus Eligible Employees of Amounts up to the Target Bonus Pool	5
F. Allocation of any Excess Pool to Bonus Eligible Employees	5
G. Qualification for and Payment of Bonus	5

III. Plan Interpretation and Administration	6

IV. Plan Acknowledgement Form	7

I. Plan Overview
A.	Philosophy

PRG-Schultz, as an organization of professionals, believes that its senior leaders should have common objectives and should share together in the profits created by their combined efforts as a team. In addition, the company wants to encourage its leadership to achieve desired results and to strive for excellence through exemplary behaviors, creativity, innovation and teamwork.

B.	Plan Objectives

The PRG-Schultz Performance Bonus Plan (the Plan) promotes the following:
•	Achievement of PRG-Schultz business and financial objectives

•	Collaboration throughout the organization

•	Customer/client relations

•	Development of PRG-Schultz leaders
C.	Effective Period

The Plan is effective from January 1, 2008 through December 31, 2008.

D.	Eligibility

Full-time, salaried PRG-Schultz employees whose positions are assigned a Level 14E or higher in the PRG-Schultz U.S. salary grade structure and employees that hold positions of a comparable level in PRG-Schultz’s non-U.S. operations are eligible to participate in the Plan (Bonus Eligible Employees). The term “Bonus Eligible Positions” refers to the positions described in this paragraph.
II. Plan Description
The Plan provides for a bonus payment in 2009 to Bonus Eligible Employees upon the achievement by the company of certain 2008 financial objectives, subject to the more detailed Plan description below.
A.	Target Bonus and Maximum Bonus

Each Bonus Eligible Position has associated with it a specific target bonus (Target Bonus) and maximum bonus (Maximum Bonus).

The sum of the Target Bonuses for all Bonus Eligible Positions is the “Target Bonus Pool” for the company as a whole. The sum of the Maximum Bonuses for all Bonus Eligible Positions in the plan is the “Maximum Bonus Pool” for the company as a whole.

B.	Actual Bonus to be Paid: The Concept

The actual bonus to be paid to any Bonus Eligible Employee will be a function of three things:
•	The Total Bonus Pool (described below) earned by the company as a whole.

•	The portion of the Total Bonus Pool allocated to the Operating Group within the company to which the Bonus Eligible Position is assigned (the Operating Group Bonus Pool). For purposes of this Plan there are four Operating Groups:
o	Corporate

o	United States

o	Europe

o	APLAC
•	The portion of the Operating Group Bonus Pool allocated to each Bonus Eligible Employee within the Operating Group.
C.	Calculation of Total Bonus Pool

For purposes of this Plan the term “adjusted EBITDA” means the company’s earnings before (1) interest, taxes, depreciation and amortization and (2) unusual and other significant items that management views as distorting the company’s operating results, such as severance expenses, expenses associated with dark leases, and stock based compensation expenses.

The Total Bonus Pool is a function of the company’s total adjusted EBITDA for 2008 as compared to the total adjusted EBITDA for 2008 included in the company’s 2008 budget approved by the company’s board of directors ($[******]).

If actual 2008 adjusted EBITDA is less than [***]% of the budgeted adjusted EBITDA for 2008 ($[******]), the Total Bonus Pool available for payment of bonuses under this Plan will be zero.

If actual 2008 adjusted EBITDA is equal to [***]% of the budgeted adjusted EBITDA for 2008 ($[******]), the Total Bonus Pool available for payment of bonuses under this Plan will be equal to 50% of the Target Bonus Pool.

If actual 2008 adjusted EBITDA is equal to [***]% of the budgeted adjusted EBITDA for 2008 ($[******]), the Total Bonus Pool available for payment of bonuses under this Plan will be equal to the Target Bonus Pool.

If actual 2008 adjusted EBITDA is equal to [***]% of the budgeted adjusted EBITDA for 2008 ($[******]), the Total Bonus Pool available for payment of bonuses under this Plan will be equal to the Maximum Bonus Pool.

If actual 2008 adjusted EBITDA is between [***]% and [***]% or between [***]% and [***]% of the budgeted adjusted EBITDA for 2008, the Total Bonus Pool available for payment of bonuses under this Plan shall be increased pro-rata, provided however that in no event will the Total Bonus Pool exceed the Maximum Bonus Pool.

D.	Calculation of Operating Group Bonus Pools

All of the Total Bonus Pool up to the company’s Target Bonus Pool will be allocated to the Operating Group Pools, pro rata, based on the relationship that the sum of all Target Bonuses of all Bonus Eligible Employees within each Operating Group bears to the Target Bonus Pool. For example, if the sum of the Target Bonuses of all Bonus Eligible Employees within an Operating Group was 25% of the Target Bonus Pool, that Operating Group will receive an allocation of 25% of that portion of the Total Bonus Pool that is less than or equal to the Target Bonus Pool.

If the company’s Total Bonus Pool is greater than the Target Bonus Pool, then the amount by which the Total Bonus Pool exceeds the Target Bonus Pool (the Excess Pool) will be allocated among the Operating Groups as follows:
•	The Corporate Operating Group will be allocated its pro rata portion of the Excess Pool, based on the relationship of the sum of all Maximum Bonuses of all Bonus Eligible Employees within the Corporate Group to the Maximum Bonus Pool.

•	Each Operating Group other than Corporate will get an allocation of the remainder of the Excess Pool, based on the relationship between that Operating Group’s dollar contribution to the Excess Pool and the total Excess Pool.
For example, assume all of the Excess Bonus Pool was generated by Europe, i.e. United States and APLAC made their adjusted EBITDA budget while Europe exceeded its adjusted EBITDA budget by $2 million. In this case, the $2 million of Excess Pool would be allocated as follows:
•	The Corporate Operating Group would get a portion of the Excess Pool equal to its pro rata portion (based on the relationship of aggregate Maximum Bonuses of the Corporate Group’s Bonus Eligible Employees to the Maximum Bonus Pool as described above) of the Excess Pool.

•	The entire remainder of the Excess Pool would then be allocated to the Europe Operating Group.
E.	Allocation to Bonus Eligible Employees of Amounts up to the Target Bonus Pool

For amounts in the Total Bonus Pool up to the Target Bonus Pool, the allocation of the Operating Group Bonus Pools to Bonus Eligible Employees within each Operating Group will be based on the each Bonus Eligible Employee’s pro rata portion of the Operating Group Bonus Pool (based on the relationship between the Bonus Eligible Employee’s Target Bonus and the sum of all Target Bonuses for all Bonus Eligible Employees in that Operating Group).

For example, if the Operating Group Bonus Pool for the U.S. Operating Group is $1,000,000 and the Target Bonus for the Bonus Eligible Employee is 2% of the sum of the Target Bonuses of all Bonus Eligible Employees in the U.S. Operating Group, then this Bonus Eligible Employee should generally expect a bonus of $20,000.

At the discretion of the head of the Operating Group, some Bonus Eligible Employees within the Operating Group could be paid a bonus somewhat higher, or somewhat lower, than their pro rata portion of the Operating Group Bonus Pool. These exceptions are expected to be rare, will be based on individual performance and must be approved in advance by the company’s SVP-Human Resources and CEO. Since the Operating Group Bonus Pool will be a fixed amount, if any Bonus Eligible Employee receives more than a pro rata portion (based on Target Bonuses as described in the first paragraph of this subsection), one or more other Bonus Eligible Employees must receive less than their pro rata amount.

F.	Allocation of any Excess Pool to Bonus Eligible Employees

Any portion of any Excess Pool allocated to an Operating Group as described above (Operating Group Excess Pool) will be allocated within the Operating Group to Bonus Eligible Employees only after the allocation to Bonus Eligible Employees of the Target Bonus Pool as described in the Plan subsection immediately above. The allocation of excess Operating Group Excess Pool will be made based on the recommendation of the head of the Operating Group and approved by the company’s SVP- Human Resources and CEO.

G.	Qualification for and Payment of Bonuses

Bonus Eligible Employees must have at least a satisfactory performance rating during the Plan year and at the time bonus payments are made to be eligible to receive a bonus payment under this Plan.

Bonuses will be paid annually, and in most cases within thirty (30) days after completion of the annual audit of the company’s 2008 results.

Bonus Eligible Employees must be actively employed by PRG-Schultz at the time of the payment in order to receive a bonus. Exceptions to this requirement may be made in connection with terminations due to retirement, disability or death.

If an employee becomes eligible to participate in the PRG-Schultz Performance Bonus Plan after January 1st (by beginning work in a Bonus Eligible Position), he/she may be eligible for a prorated payout based on the date of entry into the Plan, but may not enter the plan after November 1st.
III. Plan Interpretation and Administration
Overall responsibility for the administration of the Plan resides with the SVP-Human Resources.
All bonus payments are subject to the approval of the company’s SVP-Human Resources, CEO, and the Compensation Committee of the company’s Board of Directors.
The company reserves the right to discontinue or amend the Plan. Such changes could include, for instance, the revision of the company’s financial targets in the event of business or organizational changes, including acquisitions and divestitures, deemed to warrant such action. This Plan is a discretionary bonus plan and confers no rights to Bonus Eligible Employees or other employees. Authority and responsibility for interpretation and application of the Plan rest solely with the company’s SVP-Human Resources, CEO and the Compensation Committee of the company’s Board of Directors.
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IV. Plan Acknowledgement Form
     I have received and reviewed the terms of the 2008 PRG-Schultz Performance Bonus Plan. I understand and agree that this Plan does not create a contract of employment between the PRG-Schultz and me.

Position:
2008 Target Bonus:
2008 Maximum Bonus:

Employee’s Signature	Date

Employee’s Name (typed or printed)